Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/22/2013	Investors: Kathy Martin, 630-623-7833
Media: Lisa McComb, 630-623-3707
McDONALD'S REPORTS POSITIVE SECOND QUARTER 2013 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the second quarter ended June 30, 2013.  For the quarter, the Company posted higher revenues, operating income and earnings per share compared with the prior year.
“McDonald's results for the quarter reflect our efforts to strengthen our business momentum for the long-term,” said McDonald's President and Chief Executive Officer Don Thompson. “We remain strategically focused on the global growth priorities that help us better serve our customers. While the informal eating out market remains challenging and economic uncertainty is pressuring consumer spending, we're continuing to differentiate the McDonald's experience by uniting consumer insights, innovation and execution.”
Second Quarter results included:

•	Global comparable sales increase of 1.0%

•	Consolidated revenues increase of 2% (2% in constant currencies)

•	Consolidated operating income increase of 2% (3% in constant currencies)

•	Diluted earnings per share of $1.38, up 5% (6% in constant currencies)

•	Returned $1.2 billion to shareholders through dividends and share repurchases
In the U.S., second quarter comparable sales rose 1.0% while operating income was relatively flat.  During the quarter, new product introductions across the four key growth categories of chicken, beef, breakfast and beverages, ongoing support for the Dollar Menu and greater accessibility to McDonald's classic core favorites supported the segment's sales performance. While the U.S. grew comparable sales and continued to outpace the competition, sales results were impacted by the comparison against prior year promotional activity. Moving forward, U.S. business initiatives are designed to satisfy evolving customer expectations through a balanced approach to value, variety and convenience.
For the quarter, Europe's comparable sales were down 0.1% as negative results in Germany and France were nearly offset by solid performance in the U.K. and Russia.  Looking ahead, Europe remains focused on reigniting momentum with enhanced premium beverage and menu items and everyday affordability options across all dayparts delivered through an enhanced restaurant experience.  While Europe's top-line results continue to be impacted by the challenging consumer environment, second quarter operating income increased 5% (up 5% in constant currency) and drove the majority of the Company's operating income growth for the period.
In Asia/Pacific, Middle East and Africa (APMEA), second quarter comparable sales declined 0.3% primarily due to negative results in China, Australia and Japan nearly offset by positive performance in many other markets.  The segment's quarterly operating income declined 1% (up 3% in constant currencies). APMEA remains focused on driving demand and profitability with innovative daypart initiatives, comprehensive value platforms and market-leading conveniences.
Don Thompson concluded, “While our consolidated results this quarter were positive, global comparable sales for July are expected to be relatively flat. Based on recent sales trends, our results for the remainder of the year are expected to remain challenged. Throughout McDonald's history, we have succeeded in a variety of operating and economic environments.  I am confident that our System, global infrastructure and the unique and evolving McDonald's brand experience will enable us to deliver sustained profitable growth for the long-term.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended June 30,				Six Months Ended June 30,
	2013	2012	Inc	Increase Excluding Currency Translation	2013	2012	Inc	Increase Excluding Currency Translation
Revenues	$7,083.8	$6,915.9	2%	2%	$13,689.1	$13,462.5	2%	2%
Operating income	2,197.7	2,155.0	2	3	4,147.2	4,119.6	1	1
Net income	1,396.5	1,347.0	4	5	2,666.7	2,613.7	2	3
Earnings per share-diluted*	$1.38	$1.32	5%	6%	$2.64	$2.54	4%	5%

*	Foreign currency translation had a negative impact of $0.02 on diluted earnings per share for both the quarter and six months ended June 30, 2013.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and six months ended June 30, 2013.
McDonald's Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on July 22, 2013. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.
The Company plans to release July 2013 sales information on August 8, 2013.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended June 30,	2013	2012	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,761.4	$4,673.5	$87.9	2%
Revenues from franchised restaurants	2,322.4	2,242.4	80.0	4

TOTAL REVENUES	7,083.8	6,915.9	167.9	2

Operating costs and expenses
Company-operated restaurant expenses	3,919.5	3,823.8	95.7	3
Franchised restaurants—occupancy expenses	399.1	376.2	22.9	6
Selling, general & administrative expenses	607.0	617.3	(10.3)	(2)
Other operating (income) expense, net	(39.5)	(56.4)	16.9	30
Total operating costs and expenses	4,886.1	4,760.9	125.2	3

OPERATING INCOME	2,197.7	2,155.0	42.7	2

Interest expense	129.8	130.0	(0.2)	0
Nonoperating (income) expense, net	8.0	15.1	(7.1)	(47)

Income before provision for income taxes	2,059.9	2,009.9	50.0	2
Provision for income taxes	663.4	662.9	0.5	0

NET INCOME	$1,396.5	$1,347.0	$49.5	4%

EARNINGS PER SHARE-DILUTED	$1.38	$1.32	$0.06	5%

Weighted average shares outstanding-diluted	1,008.7	1,023.9	(15.2)	(1)%

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Six Months Ended June 30,	2013	2012	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$9,206.8	$9,105.7	$101.1	1%
Revenues from franchised restaurants	4,482.3	4,356.8	125.5	3

TOTAL REVENUES	13,689.1	13,462.5	226.6	2

Operating costs and expenses
Company-operated restaurant expenses	7,645.5	7,478.2	167.3	2
Franchised restaurants—occupancy expenses	794.3	750.9	43.4	6
Selling, general & administrative expenses	1,203.5	1,209.8	(6.3)	(1)
Other operating (income) expense, net	(101.4)	(96.0)	(5.4)	(6)
Total operating costs and expenses	9,541.9	9,342.9	199.0	2

OPERATING INCOME	4,147.2	4,119.6	27.6	1

Interest expense	257.9	258.9	(1.0)	0
Nonoperating (income) expense, net	12.6	3.3	9.3	n/m

Income before provision for income taxes	3,876.7	3,857.4	19.3	0
Provision for income taxes	1,210.0	1,243.7	(33.7)	(3)

NET INCOME	$2,666.7	$2,613.7	$53.0	2%

EARNINGS PER SHARE-DILUTED	$2.64	$2.54	$0.10	4%

Weighted average shares outstanding-diluted	1,009.9	1,027.1	(17.2)	(2)%
n/m Not meaningful

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